                           CERTIFICATE OF CORRECTION

                                       OF

                   CERTIFICATE OF DESIGNATION RELATING TO THE
                     SERIES A CONVERTIBLE PREFERRED STOCK,
                          PAR VALUE OF $.001 PER SHARE

                                       OF

                          HUNGARIAN BROADCASTING CORP.


     The undersigned corporation hereby certifies as follows:

     FIRST:  The name of the corporation is:
             HUNGARIAN BROADCASTING CORP.

     SECOND: The Certificate of Designation Relating to the Series A
Convertible Preferred Stock, Par Value of $.001 Per Share, which was filed in the office of the Secretary of State of the State of Delaware on July 29, 1996, inadvertently failed to correctly set forth all of the preferences and rights of said Preferred Stock.

     THIRD: The Certificate of Designation Relating to the Series A Convertible Preferred Stock, Par Value of $.001 Per Share is hereby corrected so that it shall read in full as follows:

     HUNGARIAN BROADCASTING CORP., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article Fourth of its Certificate of

Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at its meeting on July 28, 1996 duly adopted a resolution providing for the issuance of a series of 1,000,000 shares of Series A Convertible Cumulative Redeemable Preferred Stock, which resolution is as follows:

          RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation (hereinafter called the "Certificate of Incorporation"), the Board of Directors does hereby authorize the issuance of a series of Preferred Stock, par value $.001 per share, to be known as the Series A Convertible Cumulative Redeemable Preferred Stock and to the extent that the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, are not set forth in the Certificate of Incorporation, does hereby fix and herein state and express such voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Corporation's Certificate of Incorporation shall have herein the meanings provided therein):


     (A)  DESIGNATION AND SIZE OF ISSUE

     The distinctive designation of the series shall be "Series A Convertible Cumulative Redeemable Preferred Stock" (hereinafter referred to as this "Series"). The number of shares which shall constitute this Series shall be 1,000,000 shares. Each share of this Series shall have a par value of $.001 per share.


     (B)  DIVIDENDS

          (1) The annual rate of dividends payable on each share of this Series shall be $1.20 per share.

          (2) Dividends shall be payable in cash, annually on the fifteenth day of September of each year, commencing September 15, 1997 (each such date hereinafter referred to as a "Dividend Payment Date"), except that if such date is not a Business Day (as hereinafter defined), then such dividend shall be payable on the next succeeding calendar day which is a Business Day. Dividends payable on shares of this Series for the initial dividend period shall be prorated from the date of original issuance to June 30, 1997 and shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable to holders of record of the shares of this Series as they appear on the books of the transfer agent of the Corporation on such respective dates as may be fixed by the Board of Directors of the Corporation in advance of the payment of each particular dividend, provided that holders of shares called for redemption on a redemption date falling between a dividend payment record date and the Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefore, receive such dividend payment together with all other accumulated and unpaid dividends, if any, on the date fixed for redemption (unless such holders convert such shares in accordance with this resolution, in which case such holders will receive such payment on the corresponding dividend payment date; see "Conversion Rights" below.)

          (3) In lieu of cash, the Corporation may, at the option of its Board of Directors, pay dividends in shares of its Common Stock. Shares of Common Stock issued for such purpose will be valued at the average closing price during the ten trading days ending on the tenth day before the dividend payment record date in accordance with the provisions of paragraph (C)(3).

          (4) Dividends payable on shares of this Series will be cumulative and shall accumulate from date of original issue. Accumulations of dividends shall not bear interest.

          (5) So long as any shares of this Series are outstanding, no dividend (other than a dividend payable in Common Stock or other stock of the Corporation ranking junior to this Series as to dividends and upon liquidation (collectively, the "Junior Stock")) shall be declared or paid or set aside for payment, and no other distribution shall be declared or made, upon the Junior Stock or upon any other stock of the Corporation ranking on a parity with this Series as to dividends or upon liquidation, nor shall any Junior Stock nor any other stock or the Corporation ranking on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock of the Corporation), unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date. Should dividends not be paid in full upon the shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock of the Corporation ranking on a parity as to dividends with this Series shall be declared pro rata, so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the shares of this Series and such other stock bear to each other. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.


     (C)  REDEMPTION

          (1) The Corporation, at the option of the Board of Directors, may, subject to the provisions of Sections (C)(2) and (C)(8) hereof, redeem at any time or from time to time on or after November 1, 1997, or such earlier date as may be designated by J.W. Barclay & Co., Inc., all or any part of the outstanding shares of this Series. The redemption price of each share of this Series called for redemption shall be $12.00, together with accumulated and unpaid dividends to the date fixed for redemption.


          (2) Notwithstanding the provisions of Section (C)(1) above, the Corporation may not redeem any shares of this Series unless the Closing Price (as determined in Section (C)(3)) of the Corporation's Common Stock shall have equaled or exceeded $10 per share for at least twenty (20) Trading Days (as hereinafter defined) within thirty (30) consecutive Trading Days ending within five Trading Days prior to the date notice of redemption is mailed. For purposes of this resolution, Trading Day means, so long as the Common Stock is listed or admitted to trading on NASDAQ, a day on which NASDAQ is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on NASDAQ, a day on which the principal national securities market on which the Common Stock is listed is open for the transaction of business.

          (3) For purposes of this resolution, the Closing Price of the Corporation's Common Stock shall be the last sale price as reported on NASDAQ, or, in case no such sales take place on such day, the average of the closing bid and asked prices on NASDAQ, or, if the Common Stock is not listed or admitted to trading on NASDAQ, on the principal national securities market on which the Common Stock is traded or admitted to trading, or, if it is not traded on any national securities market, the average of the closing bid and asked prices as furnished by member firm of the NASD selected from time to time by the Board of Directors of the Corporation for such purpose.

          (4) In the event that fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

          (5) In the event the Corporation shall redeem shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
(iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and any requirements as to endorsement of assignment for transfer; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the conversion rate at the time applicable.

          (6) If notice shall have been given as provided in Section (C)(5) and the Corporation shall have provided monies at the time and place specified for the payment of the redemption price pursuant to such notice, including any accrued and unpaid dividends to and including the date fixed for redemption, then from and after the redemption date, dividends on the shares of this Series so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price without interest thereon) shall cease. Upon surrender (in accordance with the notice) of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price set forth in Section (C)(1). In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

          (7) Any shares of this Series which have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board or Directors.

          (8) Notwithstanding the foregoing provisions of this Section (C), unless the full cumulative dividends on all outstanding shares of this Series and any other preferred stock ranking on a parity with this Series shall have been paid or contemporaneously are declared and paid for all past dividend periods through the last Dividend Payment Date, no shares of this Series shall be redeemed, and the Corporation shall not purchase or otherwise acquire any shares of this Series.


     (D)  CONVERSION RIGHTS

          (1) Each holder of a share of this Series shall have the right, at any time on or after November 1, 1997, or such earlier date as may be designated by J.W. Barclay & Co., Inc., or, as to any share of this Series called for redemption, at any time on or after November 1, 1997, or such earlier date as may be designated by J.W. Barclay & Co., Inc., and prior to the close of business on the date fixed for such redemption, to convert such share into fully paid and nonassessable shares of Common Stock of the Corporation at a rate of one and one-half (1.5) shares of Common Stock for each share of this Series, subject to adjustment as provided in this Section (D).

          (2) If any shares of this Series are surrendered for conversion subsequent to the record date preceding a Dividend Payment Date but on or prior to such Dividend Payment Date (except shares called for redemption on a redemption date between such record date or Dividend Payment Date), the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof. However, the shares of this Series so surrendered for conversion subsequent to the record date and prior to the Dividend

Payment Date (other than shares called for redemption on a redemption date in such period) must be accompanied by payment of an amount equal to the dividend payment to be received on such Dividend Payment Date with respect to such shares surrendered for conversion, provided, however, no such payment need be made if, at the time for conversion, dividends payable in the shares of this Series are in arrears for more than 30 days beyond the previous Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

          (3) The Corporation shall not be required, in connection with any conversion of shares of this Series, to issue a fraction of a share of its Common Stock, but in lieu thereof the Corporation shall, subject to Section
(D)(6)(f), make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

          (4) Any holder of shares of this Series electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Transfer Agent therefor (or at such other place as the Corporation may designate by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form satisfactory to the Corporation, and shall give written notice to the Corporation at such office that such holder elects to convert such shares of this Series. The Corporation shall, as soon as practicable (subject to Section
(D)(6)(f) hereof) after such deposit of certificates for shares of this Series, accompanied by the written notice above prescribed and the payment of cash in the amount required by Section (D)(2), issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash, if any, to which such holder is entitled upon such conversion.

          (5) Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of this Series to be converted, and the giving of written notice and payment, as prescribed in Section (D)(2) and
(D)(4); and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of its Common Stock while the stock transfer books for such stock or for this Series are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

          (6) The conversion rate shall be adjusted from time to time as follows:

               (a) In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, (i) issue shares of its Common Stock as a dividend or distribution on the Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of this Series been converted immediately prior thereto. An adjustment made pursuant to this Section (D)(6)(a) shall become effective retroactively to immediately after the opening of business on the day following the record date in the case of a dividend and shall become effective immediately after the opening of business on the day following the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section (D)(6)(a), the holder of any shares of this Series thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion rate between or among shares of such classes of capital stock.

               (b) In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, issue rights, options or warrants to all holders of shares of its Common Stock entitling them to subscribe for or acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the current Market Price per share of Common Stock (as defined in Section (D)(6)(d)), at such record date, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current Market Price. For the purposes of this Section (D)(6)(b), the issuance of rights, options or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, options or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, options or warrants have not been issued when such rights, options or warrants expire, then the conversion rate shall promptly be readjusted to the conversion rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, options or warrants. An adjustment made pursuant to this Section (D)(6)(b) shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

               (c) In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends payable out of consolidated earnings or retained earnings or dividends payable in shares of Common Stock) or rights, options or warrants to subscribe for securities of the Corporation or any of its subsidiaries (excluding those referred to in Section (D)(6)(b)), then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current Market Price per share (determined as provided in Section (D)(6)(d)) of the Common Stock on the record date referred to below, and the denominator of which shall be such current Market Price per share of the Common Stock less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness or securities or assets so distributed or of such subscription rights, options or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

               (d) For the purpose of any computation under Section (D)(6)(b) and (D)(6)(c), the current Market Price of a share of Common Stock (the "Market Price") on any date shall be the average of the daily Closing Prices for ten (10) consecutive Trading Days before the day in question.

               (e) The Corporation shall be entitled to make such additional adjustments in the conversion rate, in addition to those required by subsections D(6)(a), D(6)(b) and D(6)(c), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision or combination of shares of Common Stock, issuance of rights, options or warrants, evidences of indebtedness or assets (other than cash dividends payable out of consolidated earnings or retained earnings) referred to above, shall not be taxable to the Stockholders.

               (f) In any case in which this Section (D)(6) shall require that an adjustment be made retroactively immediately following a record date, the Corporation may elect to defer (but only for five (5) Business Days following the filing of the statement referred to in Section (D)(6)(h)) issuing to the holder of any shares of this Series converted after such record date (i) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (ii) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

               (g) Notwithstanding any other provisions of this Section (D)(6), the Corporation shall not be required to make any adjustment of the conversion rate unless such adjustment would require an increase or decrease of at least 1% in such rate. However, an adjustment not made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate.

               (h) Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Transfer Agent a statement signed by its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or a Senior Vice President and by its Secretary, Assistant Secretary or Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of this Series briefly stating the facts requiring the adjustment and the manner of computing it.

               (i) The term "Common Stock" as used in this resolution means the Corporation's Common Stock, $.001 par value, as the same exists as of the date of the Certificate of Designation relating to this Series or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to Section
     (D)(6)(a), the holder of any share or this Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the conversion rate of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (h) of this Section (D)(6), and the provisions of Section (D)(1) through (5) and (7) through (11) with respect to the Common Stock shall apply on like or similar terms to any such other shares.

          (7) In case of (a) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of this Series (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination), or (b) any consolidation or merger of the Corporation with or into one or more other corporations (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of this Series), or (c) any sale or conveyance to another corporation or other entity of all or substantially all of the assets of the Corporation, then, subject to the applicable rights of the holders upon a Change in Control (as hereinafter defined), the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of this Series then outstanding shall have the right to receive on conversion the consideration that the holder would have received had he converted immediately prior to such event. The provisions of this Section (D))(7) shall apply similarly to successive consolidations, mergers, sales or conveyances.

          (8) Any shares of this Series which shall at any time have been converted shall, after such conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors. The Corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of this Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of this Series; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

          (9) If any shares of Common Stock required to be reserved for purposes of conversion of shares of this Series hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation will use its reasonable best efforts to list the shares of Common Stock required to be delivered upon conversion of shares of this Series prior to such delivery upon each national securities exchange and the NASDAQ Stock Market upon which the outstanding Common Stock is listed at the time of such delivery.

          (10) The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.


     (E)  VOTING

          (1) Except as otherwise provided by Delaware General Corporation Law and as may be provided herein, each share of this Series shall be entitled to one vote per share voting together with the Corporation's Common Stock.

               (a) If and whenever at any time or times dividends payable on shares of this Series shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for two dividend periods, then the holders of shares of this Series shall have the right, voting separately as a class with any other series of preferred stock so entitled as provided in the certificate of designation of such series, to elect two (2) directors of the Corporation, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors.

               (b) Such voting right may be exercised initially either at a special meeting of the holders of this Series having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting. The right of the holders of this Series to vote for the election of such members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on the shares of this Series shall have been paid in full, at which time such voting right of the holders of this Series shall terminate and, if such voting right of the holders of this Series and all other series of preferred stock so entitled shall have terminated, subject to the requirements of the General Corporation Law of Delaware, the term of the directors elected pursuant to

     Section (E)(1)(a) shall terminate, subject to revesting on the basis set forth in Section (E)(1)(a).

          (c) At any time when such voting right shall have vested in holders of this Series, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the record holders of 10% in number of shares of this Series then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of this Series and of any other class or classes of stock having voting power with respect to the election of such directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 35 days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of 10% in number of shares of this Series then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this Section (E)(1)(c) or such other place as is selected by such designated stockholder. Any holder of this Series who would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section
     (E)(1). Notwithstanding the provisions of this Section (E)(1), no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

               (d) At any meeting held for the purpose of electing directors at which the holders of this Series shall have the right to elect two directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of this Series having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. At

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     any such meeting or adjournment thereof (i) the absence of a quorum of the holders of shares of this Series having such right shall not prevent the election of directors other than those to be elected by the holders of shares of this Series, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of shares of this Series entitled to elect such directors and (ii) except as otherwise required by law, in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders of a class present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum is present.

               (e) Any vacancy in the Board of Directors in respect of a director elected by holders of shares of this Series pursuant to the voting right created under this Section (E)(1) shall be filled by vote of the remaining director so elected, or if there be no such remaining director, by the holders of shares of this Series entitled to elect such director or directors at a special meeting called in accordance with the procedures set forth in Section (E)(1)(c), or, if no such special meeting is called, at the next annual meeting of stockholders.

               (f) So long as any shares of this Series remain outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority in number of shares of this Series then outstanding, (i) amend, alter or repeal any of the provisions of the Certificate of Designation relating to this Series or the Certificate of Incorporation, or authorize any reclassification of the shares of this Series, so as in any such case to affect adversely the preferences, special rights or privileges or voting power of the shares of this Series, or (ii) authorize or create any class of stock ranking prior to the shares of this Series as to dividends or distribution of assets on liquidation, or create, or issue or increase the authorized number of shares of any series of the Corporation's authorized preferred stock ranking prior to the shares of this Series as to dividends or distributions on liquidation.

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

               (g)  In exercising the voting rights set forth in this Section
     (E)(1), each share of this Series entitled to such voting right shall have equal voting power, notwithstanding any greater or lesser general voting powers of one or more series of preferred stock.

          (2) No consent of holders of shares of this Series shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the authorization or issuance of any class of stock of the Corporation junior to or on a parity to the shares of this Series as to dividends and upon liquidation, dissolution or winding up of the Corporation or (iii) subject to Section (E)(1)(f), the issuance of any shares of preferred stock.


     (F)  LIQUIDATION RIGHTS

          (1) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Series upon liquidation, liquidating distribution in the amount of $10.00 per share, plus all accumulated and unpaid dividends to the date of final liquidation.

          (2) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (F).

          (3) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section (F), the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

          (4) In the event the assets of the Corporation available for distribution upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay the full preferential amounts to which such holders are entitled pursuant to Section
(F)(1), no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.


     (G)  PRIORITY

          (1) For purposes of this resolution, any stock of any class or series of the Corporation shall be deemed to rank:

               (i) Prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of this Series;

               (ii) On a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, Dividend Payment Dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of this Series, if the holders of such stock are entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

               (iii) Junior to shares of this Series, either as to dividends or upon liquidation, if such class or series shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or series.

     FOURTH:   The correction effected herein is authorized by Section 103(f) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Hungarian Broadcasting Corp. has caused this certificate to be signed and attested this ____day of December, 1996.

                         HUNGARIAN BROADCASTING CORP.



                         By_________________________________
                              Title:



Attest:_________________________
         Secretary

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